                                                                   Exhibit 10.31

                            RESEARCH AND DEVELOPMENT
                              AND OPTION AGREEMENT

          This Agreement dated as of December 14, 1995, (the "Agreement") by and between CYTOGEN CORPORATION ("Cytogen"), a Delaware corporation, having its place of business at 600 College Road East, Princeton, NJ 08540-5308, and ELAN CORPORATION, plc ("Elan"), organized and existing under the laws of Ireland, having its place of business at Monksland, Athlone, County Westmeath, Ireland.

          WHEREAS, Cytogen has developed a genetic diversity library technology which, among other things, may be utilized to discover peptide molecules which target certain cell receptors; and

          WHEREAS, Elan has developed drug delivery technologies including, without limitation, encapsulation technologies which have been shown to facilitate the transport of a spectrum of drugs across a variety of biological barriers, including, without limitation, intestinal epithelium, pulmonary epithelium, dermis, vascular endothelium and the blood brain barrier; and

          WHEREAS, Elan has developed in vitro screening assays to characterize
                                      --------
the transport of drugs, including peptides, across a variety of biological barriers; and

          WHEREAS, Elan has developed a phage display and combinatorial library technology which, among other things, may be utilized to discover peptide molecules which target certain cell receptors or facilitate the transport of a drug across a Biological Barrier (as hereinafter defined), which technology will not be utilized as part of the Research Program (as hereinafter defined); and thus this Agreement shall not be construed as granting Cytogen any right or license to peptides discovered by Elan using Elan's phage display and combinatorial library technology; and

          WHEREAS, discussions between representatives of both parties have been held concerning the combination of Cytogen's GDL Technology, as hereinafter defined, and Elan's Technology, as hereinafter defined, to develop a novel drug delivery approach; and

          WHEREAS, as both parties desire to implement a collaborative research program to demonstrate enhanced absorption in vivo of a drug across a Biological
                                           -------
Barrier, as hereinafter defined, in an animal model using the GDL Patents and GDL Technology, as hereinafter defined, and Elan Patents and Elan Technology, as hereinafter defined.

          NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     1.   Definitions.  Unless otherwise provided, each capitalized term used
          -----------
herein shall have the following meanings.

          1.1 "Affiliate(s)" shall mean, with respect to a party to this Agreement, any corporation, partnership or organization which directly or indirectly controls, is controlled by or is under common control with such party. Existence of such control

                                     - 2 -
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is established by the direct or indirect ownership of more than 50% of the voting interest in an entity.

          1.2 "Biological Barrier" shall mean the intestinal epithelium, the pulmonary epithelium, the blood-brain barrier, and the dermis.

          1.3 "Cytogen Products" shall mean Products that are not covered by one or more claims, or produced, processed, or otherwise manufactured by any method and/or process covered by one or more claims, of an application or patent within the Elan Patents or the Program Patents relating to the Elan Patents or the Elan Technology.

          1.4 "Cytogen Program Patents" shall mean Program Patents conceived or made solely by one or more Cytogen employees.

          1.5  "Cytogen Program Technology" shall mean Program Technology that
(a) is related to the GDL Patents or GDL Technology; and (b) is unrelated to the Elan Patents or Elan Technology.

          1.6 "Elan Patents" shall mean inventions owned or controlled by or licensed to Elan that are directed to in vivo drug delivery methods and drug delivery systems, including without limitation, drug encapsulation methods and systems, or biological systems designed to assay biological agents, including without limitation, peptides, with respect to their transport, toxicity, (including without limitation, inflammation), absorption, or adsorption properties; all United States and

                                     - 3 -
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foreign patent applications which may be filed covering such inventions, as well as continuations, continuations-in-part, divisions and renewals thereof; all United States and foreign patents which may be granted thereon, and all reissues, reexamined patents, and extensions thereof. A list of the Elan
Patents shall be promptly furnished to Cytogen at its request at any time during the Research Program Period.

          1.7 "Elan Products" shall mean Products that are not covered by one or more claims, or produced, processed, or otherwise manufactured by any method and/or process covered by one or more claims, of an application or patent within the GDL Patents or of the Program Patents that relate to the GDL Patents or GDL Technology. Moreover, Elan Products shall not include any Product containing a peptide or a molecule derived from such peptide, in which the peptide was identified from a peptide library in the performance of the Research Program, in which such peptide, peptide library, or method of identification is covered by one or more claims of an application or patent within the GDL Patents or the Program Patents that relate to the GDL Patents or GDL Technology.

          1.8 "Elan Program Patents" shall mean Program Patents conceived or made solely by one or more Elan employees.

          1.9 "Elan Program Technology" shall mean Program Technology that (a) is related to the Elan Patents or Elan Technology; and (b) is unrelated to the GDL Patents or GDL Technology.

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          1.10  "Elan Technology" shall mean all Technology related to one or more inventions within the Elan Patents, that is owned or controlled by or licensed to Elan, the subject matter of which is in vivo drug delivery methods
                                                 -------
and drug delivery systems, including without limitation, drug encapsulation methods and systems, or biological systems designed to assay biological agents, including without limitation, peptides, with respect to their transport, toxicity, (including, without limitation, inflammation), absorption, or adsorption properties.

          1.11 "Field" shall mean the treatment of human disease and human disorders.

          1.12 "GDL Patents" shall mean the patent applications identified in Schedule A annexed hereto, and all continuations, continuations-in-part, divisions and renewals thereof; all United States and foreign patents which may be granted thereon, and all reissues, reexamined patents, and extensions thereof, as well as the inventions described and claimed therein, that are owned or controlled by or licensed to Cytogen with the right to sublicense. Schedule A shall be updated from time-to-time.

          1.13 "GDL Technology" shall mean all Technology related to one or more inventions within the GDL Patents, that is owned or controlled by or licensed to Cytogen with the right to sublicense.

          1.14 "Joint Program Patents" shall mean Program Patents conceived or made jointly by (i) one or more Elan employees; and (ii) one or more Cytogen employees.

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          1.15  "Know-How Product" shall mean any product that (a) is contained within Program Technology; or (b) is produced, processed or otherwise manufactured by any method and/or process contained within the Program Technology.

          1.16 "Option Period" shall mean the period commencing on the date hereof and continuing until ninety (90) days after the Research Program Termination Date, as may be extended pursuant to Section 4.2 hereof.

          1.17 "Product" shall mean any product which, at the time of manufacture, use or sale is either (a) covered by one or more pending claims of an application or one or more Valid Claims of a patent within the Program Patents; or (b) produced, processed, or otherwise manufactured by any method and/or process covered by one or more pending claims of an application or one or more Valid Claims of a patent within the Program Patents; or (c) contains a peptide or a molecule derived from such peptide, in which the peptide was identified from a peptide library in the performance of the Research Program, and in which such peptide, peptide library, or method of identification is covered by one or more pending claims of an application or one or more Valid Claims of a patent within the GDL Patents or Program Patents.

          1.18 "Program Patents" shall mean (a) all inventions which are conceived or made at any time during the Research Program in connection with any research conducted under the Research Program; and (b) all United States and foreign patent applications which may be filed covering such inventions, as well a continuations, continuations-in-part, divisions and renewals thereof; all United States and foreign patents which may be granted thereon, and all reissues, reexamined patents, and extensions thereof.

          1.19 "Program Technology" shall mean all technical information pertaining to the Research Plan of Exhibit A including all inventions, formulas, methods, plans, processes specifications, characteristics, equipment, design, know-how, experience and trade secrets which the participants in the Research Plan may discover or learn in connection with their respective work for or participation in the Research Program, to the extent that, as of its date of disclosures to both parties, is not (a) already known to one of the parties; (b) disclosed in the published literature; (c) generally available to industry; or
(d) obtained by one of the parties from a third party without binder of secrecy, provided, however, that such third party has no confidentiality obligation to
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the other party or any of its affiliates with respect to such information.  All such information which is characterized as Program Technology shall cease to be Program Technology when, through no fault or omission of either party hereto, such information becomes (a) disclosed in the published literature; or (b) generally available to industry; or (c) obtained by one of the parties from a third party without binder of secrecy, provided, however, that such third party
                                                 -------
has no confidentiality obligation to the other party or any of its affiliates with respect to such information.

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          1.20  "Research Plan" shall mean the Research and Development Plan to be agreed to by the parties on or before January 8, 1996, a preliminary draft of which is attached hereto as Exhibit A, and which Plan shall include a specific schedule for work, milestones and personnel requirements associated with the development of a drug formulation or formulations that is transported across a Biological Barrier.

          1.21 "Research Program" shall mean all research, experimentation or development relating to the product proposed to be conducted or conducted by the parties hereto under the terms of the Research Plan.

          1.22 "Research Program Period" shall mean the period commencing on the date hereof and continuing until the Research Program Termination Date.

          1.23 "Research Program Termination Date" shall mean the date of delivery by Cytogen of the final written research report which summarizes the data and findings generated during the

"Research Program, which report shall be delivered within thirty (30) days of the completion of the Research Program, as may be extended pursuant to Section
2.5 hereof.

          1.24  "Supervisory Committee" shall mean the committee as described in
Section 2.4 hereof.

          1.25 "Technology" shall mean a party's discoveries, processes, instruments, machines, materials, compositions, test procedures, manufacturing processes, techniques, formulations, methodologies, data, information, inventions, and trade secrets,

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to the extent that, as of the date of disclosure and/or delivery to the other party ("receiving party") was not (a) known to the receiving party as evidenced by written documentation; (b) disclosed in published literature; (c) generally available to industry; or (d) obtained by the receiving party from a third party without binder of secrecy, provided, however, that such third party has no
                           --------  -------
confidentiality obligations to the party hereto disclosing the information ("disclosing party") or to any of its Affiliates with respect to such subject matter. All subject matter which is characterized as Technology shall cease to be Technology when, through no fault or omission of the receiving party, such subject matter becomes (a) disclosed in the published literature; or (b) generally available to industry; or (c) obtained by the receiving party from a third party without binder of secrecy, provided, however, that such third party
                                       --------  -------
has no confidentiality obligations to the disclosing party or any of its Affiliates with respect to such subject matter.

          1.26  "Territory" shall mean all of the countries in the World.

          1.27 "Valid Claim" shall mean a claim of an issued, unexpired Patent which has not been abandoned, or held invalid in an unappealed or unappealable final decision rendered by a court of competent jurisdiction.

     2.   Research Program.
          ----------------

          2.1  Research Plan.  Each of the parties hereto shall use all
               -------------
commercially reasonable efforts to undertake the Research

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Program in accordance with the Research Plan.  Each party shall designate up to six of its employees as scientific members to the Research Program Council who will have specific responsibilities designated under this Research Plan. The Research Plan shall be updated in writing to a revised Research Plan from time-to-time upon mutual written agreement of the parties.

          2.2  Research Funding.  Elan shall be responsible for providing all
               ----------------
funding necessary for both parties to undertake their respective duties and obligations under the Research Program and all other costs and expenses related thereto. The total cost of the Research Program shall not exceed Three Million Dollars ($3,000,000) (the "Research Budget"), with aggregate payments for work performed by Cytogen not to exceed one Million Five Hundred Thousand Dollars ($1,500,000).

          2.3  Payments to Cytogen.  During the term of the Research Program,
               -------------------
Cytogen shall submit monthly invoices to Elan for all work performed by Cytogen which shall be billed at the rate of $[*] per hour per person of research time, inclusive of all taxes (the "Research Fee"), and which invoice shall be accompanied by documentation sufficient to support the Research Fee set forth in such invoice. During the initial term of this Agreement, Elan shall have no obligations to pay Cytogen for any additional expenses or costs other than the Research Fee. Payment of the Research Fee shall be made by Elan within thirty
(30) days of receipt of an invoice.

* Information omitted and filed separately with the Commission under Rule 24b-2.

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          2.4  Research Management.  Elan and Cytogen shall establish a
               -------------------
Supervisory Committee comprised of a designee of each of Cytogen and Elan, who shall initially be Thomas J. McKearn and Donal Geaney, or such other members of senior management as may be appointed by each party and approved by the other. The Supervisory Committee shall meet periodically and no less than once a quarter to review the overall conduct and performance of the Research Program. Each of the parties hereto shall provide to the Supervisory Committee monthly written reports and data on the status of their work under the Research Program and such other reports and information as may be requested by the Supervisory Committee from time to time to perform its duties hereunder. The Supervisory Committee may make such changes or modifications to the Research Plan as may be necessary to achieve the milestones set forth therein. Within thirty (30) days of the completion of the Research Program, as determined by the Supervisory Committee, Cytogen shall prepare and deliver to the Supervisory Committee a final written report which summarizes the data and findings arising from both its work and that of Elan under the Research Program. Elan agrees to cooperate and provide reasonable assistance to Cytogen in the preparation of such written report and Elan shall have the opportunity to review the final written report prior to its submission to the Supervisory Committee.

          2.5  Duration and Extension of Research Program.  The Research Program
               ------------------------------------------
shall be conducted for that period of time

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

established in the Research Plan. The parties anticipate that the Research Program shall commence on or about January 3, 1996, and shall continue for a period of sixteen (16) months. At the written request of Elan, such period may be extended at any time during the Research Program Period for an additional period not to exceed one (1) year, provided that any and all costs and expenses incurred in implementing the Research Program during such extended period shall be included in a modified research budget to be agreed to by the parties and shall be the sole responsibility of Elan.

     3.   Grant of Licenses.
          -----------------

          3.1  Grant by Cytogen to Elan.  Subject to the terms and conditions of
               ------------------------
the option granted pursuant to Section 4.1 hereof and of any License Agreement between the parties entered into pursuant to Section 4.3 hereof, Cytogen hereby grants to Elan:

               (a) the exclusive, perpetual, royalty-free right and license under the Joint Program Patents and Cytogen Program Patents, with the right to sublicense, to make, use, sell, offer for sale, and import Elan Products that are covered by one or more claims directed to in vivo drug delivery systems or directed to methods for in vivo drug delivery of an application or patent within Program Patents that are related to the Elan Patents or Elan Technology; and

               (b) the exclusive, perpetual, royalty-free right and license under Program Technology, with the right to sublicense, to make, use, sell, offer for sale, and import products that
     (i) are contained within Elan Program Technology; or (ii) are produced, processed or otherwise manufactured by any method and/or process contained within the Elan Program Technology.

          3.2  Grant by Elan to Cytogen.  Subject to the terms
               ------------------------

and conditions of the option granted pursuant to Section 4.1 hereof and of any License Agreement between the parties entered into pursuant to Section 4.3 hereof, Elan hereby grants to Cytogen:

                    (a) the exclusive, perpetual royalty-free right and license under the Joint Program Patents and the Elan Program Patents, with the right to sublicense, to make, use, sell, offer for sale, and import Cytogen Products that are covered by one or more claims of an application or patent within the Program Patents relating to the GDL Patents or GDL Technology, that are not directed to in vivo drug delivery systems or directed to methods for in vivo drug delivery; and

                    (b) the exclusive, perpetual royalty-free right and license under Program Technology, with the right to sublicense, to make, use, sell, offer for sale, and import products that (i) are contained within Cytogen Program Technology; or (ii) are produced, processed, or otherwise manufactured by any method and/or process contained within the Cytogen Program

          Technology, that are not directed to in vivo drug delivery systems or directed to methods for in vivo drug delivery.

          3.3  No Diligence Obligations.  Elan shall have no obligation to use
               ------------------------
diligence or best efforts to exercise the rights and licenses granted Elan pursuant to Section 3.1 hereof. Cytogen shall have no obligation to use diligence or best efforts to exercise the rights and licenses granted Cytogen pursuant to Section 3.2 hereof.

          3.4  Exclusion.  Nothing contained herein shall be construed as
               ---------
granting Elan any right or license under the GDL Patents or GDL Technology, other than the option right set forth in Section 4.1 hereof. Subject to the option granted in Section 4.1, nothing contained herein shall be construed as hindering Cytogen's right to freely practice and license GDL Patents and GDL Technology. Nothing contained herein shall be construed as hindering Elan's right to freely practice and license Elan Patents and Elan Technology.

          3.5  Other Products.  Subject to Sections 3.1, 3.2, 4.1 and 4.5
               --------------
hereof, for products that are contained within Program Technology and that are related to both (i) the Elan Patents or Elan Technology, and (ii) the GDL Patents or GDL Technology; and for products that (a) are covered by one or more claims, or are produced, processed, or otherwise manufactured by any method and/or process covered by one or more claims, of an application or patent within the GDL Patents or of the Program Patents that relate to the GDL Patents or GDL Technology; and also (b) are covered by one or more claims, or are produced, processed, or otherwise manufactured by any method and/or process covered by one or more claims, of an application or patent within the Elan Patents or Program Patents that relate to the Elan Patents or Elan Technology; the parties agree to mutually negotiate in good faith an agreement regarding the rights to make, use, sell, offer for sale, and import such products.

     4.   Option Agreement.
          ----------------

          4.1  Grant of Option.  In partial consideration for the payments under
               ---------------
Section 2 hereof, Cytogen hereby grants to Elan an exclusive option to acquire the exclusive royalty-bearing right and license under the Cytogen Program Patents, the Cytogen Program Technology, the Joint Program Patents, the Program Technology, and the GDL Patents and GDL Technology, with the right to grant sublicenses to others, to make, use, sell, offer for sale, and import Products and Know-How Products that are orally administered drug formulations that are transported across the intestinal epithelium, solely for use in the Field in the Territory. This option may be exercised at any time during the Option Period.

          4.2  Renewal of Option.  The Option Period may be extended by Elan for
               -----------------
an additional three (3) month period, upon written notice to Cytogen at any time prior to thirty (30) days before the expiration of the Option Period. In the event that the parties are engaged in good faith negotiations prior to the expiration of such renewal period, then, upon a written notice to Cytogen, the Option Period may further be extended for an additional sixty (60) days.

          4.3  Exercise of Option.  The option may be exercised by Elan by
               ------------------
written notice to Cytogen during the Option Period, as may be extended pursuant to Section 4.2 hereof, and upon receipt of such written notice the parties hereto shall commence the good faith negotiations of an exclusive license (the "License Agreement"). The terms of the License Agreement shall include, among other things, the following basic terms and conditions:

                    (a) Grant of License to Elan.  Cytogen would grant Elan the
                        ------------------------
          exclusive royalty-bearing right and license under the Cytogen Program Patents, the Joint Program Patents, and the GDL Patents and GDL Technology, the Cytogen Program Technology and the Program Technology, with the right to grant sublicenses to others, to make, use, sell, offer for sale, and import Products and Know-How Products that are orally administered drug formulations that are transported across the intestinal epithelium, solely for use in the Field in the Territory.

                    (b) Grant Back to Cytogen.  Regarding any Product, the
                        ---------------------
          manufacture, use, sale or importation of which (i) is licensed to Elan as set forth in subparagraph (a) directly hereinabove, and (ii) is not covered by the Elan Technology or Elan Program

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

          Technology or one or more pending claims of an application or Valid Claims of a patent within the Elan Patents or Elan Program Patents, Cytogen shall have the right to make written inquiry of Elan as to whether Elan wishes to terminate its license with respect to such Product. Sixty (60) days subsequent to receipt of such inquiry, if Elan has not agreed in writing to continue the license with respect to such Product and, accordingly, to continue to use its commercially reasonable efforts and diligence to develop, produce and market such a Product, Cytogen would have the right upon written notice of the same to Elan to terminate the license granted with respect to such Product, and, upon such termination, Elan would grant Cytogen the exclusive, perpetual royalty-free license under the Program Patents to make, use, sell, offer for sale, and import such Product.

                    (c) Exploitation.  Elan would agree that, throughout the
                        ------------
          Term of the License Agreement, it will use its commercially reasonable efforts to develop, produce and market Products or Know-How Products that are orally administered drug formulations that are transported across the intestinal epithelium for use in the Field in the Territory.

                    (d) Royalty Payments by Elan to Cytogen.
                        -----------------------------------

                        (1) In the event that Elan or its Affiliates shall directly market and sell the Products or Know-How Products, annual earned royalty payments shall equal [*] percent ([*]%) of all net sales of the Products and Know-how Products made by Elan or its Affiliates. In the event that the Products or Know-How Products are sold by a joint venture of which Elan is a participant, the parties shall negotiate in good faith the appropriate royalty structure. In the event that Elan appoints a licensee to market and sell the Products and Know-How Products, earned royalties shall equal [Information omitted and filed separately with the Commission under Rule 24b-2.

          ]

                        (2) The License Agreement shall provide that in the event that the sum of the Licensing Fees

* Information omitted and filed separately with the Commission under Rule 24b-2.

          received by Elan and Manufacturing Fees received by Elan in any given year are less than an amount equal to [*] percent ([*]%) of all net sales of the Products and Know-How Products generated by licensees of Elan in such year, then the parties will negotiate in good faith an appropriate adjustment to the earned royalty for such year, and, in the event the parties are unable to reach agreement within one hundred twenty (120) days of the end of such year, the determination of the appropriate adjustment to earned royalties shall be submitted to arbitration pursuant to Section 10.1 hereof.

                    (e) A right of first negotiation extended to Elan for a license to make, use, sell, and import Products and Know-How Products that are drug formulations that (i) are transported across the pulmonary epithelium through a nebulized formulation for use in the Field in the Territory; or (ii) are transported across the blood brain barrier for use in the Field in the Territory; or (iii) are transported across the dermis for use in the Field in the Territory (each an "Additional Product") on identical terms as set forth in
          Section 4.5 hereof.

                    (f) Keeping by Elan of books and records relevant to royalty payments and by Cytogen relevant to

* Information omitted and filed separately with the Commission under Rule 24b-2.

          manufacturing costs, if applicable -- standard provisions.

                    (g) Reports and royalty payments by Elan -standard provisions.


                    (h) Confidential Information -- standard provisions.

                    (i) Third Party Infringement -- standard provisions.

                    (j) Mutual Indemnifications -- standard provisions.

                    (k) Obtaining of appropriate insurance by Elan, and where appropriate, by Cytogen -- standard provisions.

                    (l) Appropriate warranties and limitations on liabilities -- standard provisions.

                    (m) Patent marking obligations on Elan -- standard provisions.

                    (n) A term of the later of ten (10) years from first commercial sale, or the date of the last applicable patent to expire, with appropriate termination provisions.

                    (o) Depending in part upon whether the Product or Know-How Product that is an orally administered drug formulation transported across the intestinal epithelium for use in the Field in the Territory has a biological or chemical formulation base, either Elan or

     Cytogen or a mutually acceptable third party will become the exclusive manufacturer of such Product pursuant to a manufacturing agreement which will be negotiated and executed on commercially reasonable terms.

                    (p) Ownership of all regulatory approvals and related submissions shall reside with Elan -- standard provision.

          4.4  Termination of Option.  In the event that the parties fail to
               ---------------------
execute a License Agreement during the Option Period, then, subject to the rights granted in Section 3.1 hereof, Elan shall own the Elan Program Patents and Cytogen shall own the Cytogen Program Patents.

          4.5  Right of First Offer.
               --------------------

                    (a) During the Term of this Agreement, Cytogen shall promptly notify Elan in writing of its intention to develop or commercialize with a third party or on its own behalf any Additional Product. Such notice shall set forth such data and other information as in its possession regarding the Additional Product necessary for Elan to evaluate the offer. Within sixty (60) days of such notice, Elan shall confirm in writing of its intent to negotiate with Cytogen for the rights to an Additional Product.

                    (b) In the event Elan exercises its rights pursuant to this
          Section 4.5, the parties shall negotiate in good faith to determine mutually acceptable terms and conditions thereto, which terms (including financial terms) shall be substantially similar to those contained herein or in the License Agreement, provided, however, that the financial terms under any future research and development program shall be dependent on the nature, scope and risk inherent in each particular program. In the event that Elan does not elect to enter into negotiations with Cytogen or if, by the expiration of one hundred twenty (120) days from Cytogen's initial notice, the parties cannot decide upon mutually agreeable terms and conditions, Cytogen shall be free to undertake development or commercialization of an Additional Product itself, or through or with one or more third parties provided, however, that the terms of any agreement with a third party shall be no more favorable to Cytogen than any terms previously offered by Elan without first reoffering such new terms to Elan in accordance with this Section.

     5.   Inventions and Patent Prosecution.
          ---------------------------------

          5.1  Notice of Inventions.  Each party shall promptly notify and fully
               --------------------
disclose in writing all ideas and developments, whether or nor patentable, conceived or reduced to practice by either party in connection with the performance of the Research Program. The parties shall consult with each other to review such development and determine its patentability.

          5.2.  Filing, Prosecution, and Maintenance of Program Patents.
                -------------------------------------------------------

                5.2.1    Program Patents Related to the GDL Patents or GDL
                         -------------------------------------------------
Technology.  Throughout the term of this Agreement, Cytogen, at its expense,
----------
shall have the right but shall not be obligated to file United States and/or foreign patent applications covering any patentable invention included within the Program Patents that (i) is related to the GDL Patents or GDL Technology, and (ii) is unrelated to the Elan Patents and Elan Technology; to prosecute and defend such applications against third party oppositions; and upon grant of any Letters Patent covering such invention, to maintain such Letters Patent in force. Cytogen shall have the right to control such filing, prosecution, defense and maintenance; however, Elan shall be provided with copies of all documents relating to such filing, prosecution, and defense, in sufficient time to review such documents and comment thereon, if desired by Elan, prior to filing. If Cytogen elects not to file or prosecute such applications or maintain such Letters Patent, Cytogen shall so notify Elan, in which event Elan shall have the right to file or prosecute such applications and to maintain such Letters Patent entirely at its own expense.

                5.2.2    Program Patents Related to the Elan Patents or Elan
                         ---------------------------------------------------
Technology.  Throughout the term of this Agreement, Elan, at its own expense,
----------
shall have the right, but shall not be obligated, to file United States and/or foreign patent applications covering any patentable invention included within the Program Patents that (i) is related to the Elan Patents or Elan Technology, and
(ii) is unrelated to the GDL Patents and GDL Technology; to prosecute and defend such applications against third party oppositions; and upon grant of any Letters Patent covering such invention, to maintain such Letters Patent in force. To the extent permitted by law, such patent applications will be filed initially in Ireland. Elan shall have the right to control such filing, prosecution, defense and maintenance; however, Cytogen shall be provided with copies of all documents relating to such filing, prosecution, and defense in sufficient time to review such documents and comment thereon, if desired by Cytogen, prior to filing. If Elan elects not to file or prosecute such applications or maintain such Letters Patent, Elan shall so notify Cytogen, in which event Cytogen shall have the right to file or prosecute such applications and to maintain such Letters Patent entirely at its own expense.

                5.2.3    Other Program Patents.  The filing, prosecution and
                         ---------------------
defense of applications and maintenance of patents within the Program Patents that are not covered by Sections 5.2.1 and 5.2.2 above, shall be as follows:

                         (1) Cytogen Program Patents.  For such applications
                             -----------------------
     and patents that are within Cytogen Program Patents, Cytogen shall have the right, but not obligation, at its expense, to file and prosecute and defend such patent applications, and maintain such patents. Cytogen shall have the right to control such filing, prosecution, defense and maintenance; however, Elan shall be provided with copies of all documents relating to such filing, prosecution, and defense, in sufficient time to review such documents and comment thereon, if desired by Elan, prior to filing. If Cytogen elects not to file or prosecute such applications or maintain such Letters Patent, Cytogen shall so notify Elan, in which event Elan shall have the right to file or prosecute such applications and to maintain such Letters Patent entirely at its own expense. To the extent permitted by law, such patent applications will be filed initially in Ireland.

                         (2) Elan Program Patents.  For such applications and
                             --------------------
     patents that are within Elan Program Patents, Elan shall have the right, but not obligation, at its expense, to file and prosecute and defend such patent applications, and maintain such patents. Elan shall have the right to control such filing, prosecution, defense and maintenance; however, Cytogen shall be provided with copies of all documents relating to such filing, prosecution, and defense in sufficient time to review such documents and comment thereon, if desired by Cytogen, prior to filing. If Elan elects not to file or prosecute such applications or maintain such Letters Patent, Elan shall so notify Cytogen, in which event Cytogen shall have the right to file or prosecute such applications and to maintain such Letters Patent entirely at its own expense. To the extent permitted by law, such patent applications will be filed initially in Ireland.

                         (3) Joint Program Patents.  For such applications and
                             ---------------------
     patents that are within Joint Program Patents, the parties shall mutually agree as to the filing, prosecution, defense, and maintenance thereof, for each such patent and patent application. In the absence of such agreement, each party shall be free to proceed with such filing, prosecution, defense, and maintenance. To the extent permitted by law, such patent applications will be filed initially in Ireland.

                5.2.4    GDL Patent and Elan Patents.  Nothing contained herein
                         ---------------------------
shall be construed as imposing on Cytogen any obligations to Elan with respect to the filing, prosecution and defense of applications and maintenance of patents within the GDL Patents. Nothing contained herein shall be construed as imposing on Elan any obligations to Cytogen with respect to the filing, prosecution and defense of applications and maintenance of patents within the Elan Patents.

     6.   Ownership.  Ownership of Program Patents and Program Technologies
          ---------
shall be as follows:

                (a) Cytogen shall wholly own legal title to (i) all Cytogen Program Patents, and (ii) all Program Technology conceived or made solely by one or more Cytogen employees.

                (b) Elan shall wholly own legal title to (i) all Elan Program Patents, and (ii) all Program Technology conceived or made solely by one or more Elan employees.

                (c) Cytogen and Elan shall jointly own legal title to (i) all Joint Program Patents, and (ii) all Program Technology conceived or made jointly by (1) one or more Elan employees; and (2) one or more Cytogen employees.

     7.   Representations and Warranties.
          ------------------------------
          7.1  By Cytogen.  Cytogen represents and warrants to Elan as follows:
               ----------

                (a) Cytogen has all necessary corporate power to authorize the execution and consummation of this Agreement.

                (b) Cytogen either (i) legally and/or beneficially owns the patents and patent applications within the GDL Patents; or (ii) has licensed such patents and patent applications with the right to sublicense, including the right of Elan to further sublicense.

          7.2  By Elan.  Elan represents and warrants to Cytogen as follows:
               -------

               (a) Elan has all necessary corporate power to authorize the execution and consummation of this Agreement.

               (b) Elan either (i) legally and/or beneficially owns the patents and patent applications within the Elan Patents; or (ii) has licensed such patents and patent applications with the right to sublicense, including the right of Elan to further sublicense, including the right of Cytogen to further sublicense.

     8.   Term, Termination and Breach.
          ----------------------------

          8.1  Term.  The term of this Agreement shall begin on the date hereof
               ----
and, unless terminated earlier under this Section 8, will terminate on the later of (a) fifteen (15) years from the date hereof, or (b) the last-to-expire of all patents included within the Program Patents and GDL Patents. Termination of the Research Program or Option Period shall not terminate this Agreement, which shall continue in full force and effect.

          8.2  Material Breach.  Either party may terminate this Agreement upon
               ---------------
a material breach of any of the terms of this Agreement by the other party if the terminating party has given a breaching party notice of the breach and the breaching party has failed to remedy such breach within forty-five (45) days of the notice of the breach. For purposes of this Agreement, failure of either party to materially comply with the Research Plan, including a failure to achieve milestones, shall constitute a breach.

          8.3  Change of Control.  Upon a change of control in either party, the
               -----------------
other party may terminate this Agreement by providing thirty (30) days notice of such termination within sixty (60) days of the change of control event. For purposes of this Section, change of control shall mean the acquisition of fifty percent (50%) or more of the issued and outstanding equity securities of the affected party in either a single transaction, or a series of related transactions by a non-Affiliate.

          8.4  Insolvency.  This Agreement may be terminated by either Cytogen
               ----------
or Elan (a) in the event that a case or proceeding shall be commenced and continue undismissed or unstayed for a period of sixty (60) calendar days against the other (the "Insolvent Party") or such Insolvent Party shall commence a voluntary case, in either case seeking relief under the bankruptcy laws or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, in each case as now or hereafter in effect, or (b) the Insolvent Party shall apply for, consent to, or fail to contest, the appointment of a receiver, liquidator, custodian, trustee or the like for such party or for all or any part of its property, or (c) the Insolvent Party shall make a general assignment for the benefit of its creditors, or (d) either party shall fail to, or admit in writing its inability to, pay, or generally not be paying, its debts as they become due.

          8.5  License Agreement.  Elan may, at its option, terminate this
               -----------------
Agreement upon thirty (30) days written notice if the parties hereto have failed to execute the License Agreement within one hundred twenty (120) days after Elan's written exercise of its option pursuant to Section 4.3 hereof (the "Optional Termination Date") provided, however, in the event that the parties continue to negotiate in good faith on the Optional Termination Date, the Optional Termination Date shall be extended for an additional thirty (30) days to permit the execution of the License Agreement.

          8.6  Rights Upon Termination.  In the event this Agreement is
               -----------------------
terminated by either party prior to the execution of the License Agreement, then each of the parties shall promptly return the other's Technology.

     9.   Confidentiality.
          ---------------
          9.1  Non-Use.
               -------

                    (a) All information provided by one party to the other under this Agreement shall be regarded as confidential, unless the parties have agreed otherwise in writing. Cytogen and Elan agree for themselves and their Affiliates that during the term of this Agreement and for five years thereafter, each of them shall keep completely confidential and shall not disclose to any third party or publish or submit for publication or otherwise divulge or use, any technical information furnished to it by the other party, except

                         (i) to consultants, Affiliates, sub-licensees,
               manufacturers and agents who are obligated to maintain it in confidence pursuant to written agreements which are at least as stringent as the terms of this Section 9;

                        (ii) as necessary to obtain approval from a governmental
               agency in order to market the Product;

                       (iii) as reasonably may be required in a patent application covering the subject matter which is encompassed within this Agreement; or

                        (iv) as otherwise may be required by law, regulation or
                    judicial order.

                    (b) Should Elan wish to use a third party to have the Product that is an orally administered drug formulation transported across the intestinal epithelium for use in the Field manufactured for Elan, it may do so only if such third party accepts the confidentiality, nondisclosure, and non-use provisions set forth herein as binding upon them.

          9.2  Confidential Information.  Excepted from this secrecy obligation
               ------------------------
is such information which as can be established by competent proof:

               (a) was known, other than under binder of secrecy or non-use to the receiving party prior to its disclosure to such party;

               (b) has become public other than through acts or omissions attributable to the receiving party; or

               (c) was subsequently lawfully obtained from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

     10.  Miscellaneous Provisions.
          ------------------------

          10.1 [Information omitted and filed separately with the Commission under Rule 24b-2.

                   Information omitted and filed separately
                     with the Commission under Rule 24b-2.

                                                            ]
          10.2  Remedies.  Each of the parties hereto acknowledges and agrees
                --------
that in the event of a breach or threatened breach of this Agreement, the other party has no adequate remedy at law and accordingly shall be entitled to injunctive and other equitable remedies in addition to any remedy it might have at law or in equity.

          10.3  Public Communications.  Neither party shall make any press
                ---------------------
release or other similar public disclosure or announcement concerning this Agreement, without the prior written consent of the non-disclosing party, except as otherwise required by law. Consent will be deemed granted if no response is received from the non-disclosing party within five (5) business days of its confirmed written request for approval from the disclosing party. Notwithstanding the foregoing, in the event such disclosure or public announcement is required to be made on a more immediate basis in order to comply with applicable state or federal securities laws, then approval will be deemed granted if no response is received from the non-disclosing party within the timeframes required by law; provided, however, that the disclosing party provides the non-disclosing party with notice of the legally required timeframe for approval of the disclosure at the time of providing a copy of the proposed disclosure or announcement.

          10.4  Approval of Publications.  All proposed publications, abstracts
                ------------------------
or oral presentations disclosing research or results obtained in the performance of the Research Program must be agreed to by both parties and must be submitted for review at least sixty (60) days in advance of the expected publication or presentation date. In the event either party is of the opinion that such publication, abstract or presentation would constitute the disclosure of subject matter proprietary to either company or the premature publication of patentable subject matter, either party shall promptly notify the other in writing, who should then delay publication or presentation of such article or abstract for a period of sixty (60) days until either (a) a United States patent application shall have been filed, or (b) the relevant teaching shall have been sufficiently deleted from the proposed publication, abstract or presentation in order to preclude public disclosure of the subject matter.

          10.5  Consents Not Unreasonably Withheld or Delayed. Whenever
                ---------------------------------------------
provision is made in this Agreement for either party to secure the consent or approval of the other, such consent or approval shall not be unreasonably withheld or delayed.

          10.6  Entire Agreement: Waivers.  This Agreement constitutes the
                -------------------------
entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar).

          10.7  Amendment or Modification.  The parties hereto may not amend or
                -------------------------
modify this Agreement except in such manner as may be agreed upon by a written instrument executed by both parties.

          10.8  Independent Contractors.  The parties agree that with respect to
                -----------------------
the business arrangement contemplated herein they shall both be acting as independent contractors and nothing herein contained or contained in this Agreement shall constitute the parties as entering upon a joint venture nor shall constitute either party as the agent for the other for any purposes whatsoever.

          10.9  Survival. Etc.  Sections 3.1 (Grant by Cytogen to Elan), 3.2
                --------------
(Grant by Elan to Cytogen), 3.3 (No Diligence Obligations), 3.4 (Exclusion), 5.2 (Filing, Prosecution, and Maintenance of Program Patents, 6 (Ownership), 9 (Confidentiality), 10.1 (Arbitration) and 10.14 (Governing Law) of this Agreement shall survive the expiration or termination of this Agreement for any reason and shall continue in full force and effect forever thereafter.

          10.10  Severability.  In the event that any provision hereof would,
                 ------------
under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

          10.11  Assignment; Binding Effect.  Neither party shall assign,
                 --------------------------
transfer or otherwise dispose of this Agreement in whole or in part to any individual, firm or corporation without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, this Agreement shall be assignable by either party without the consent of the other to an Affiliate. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns (each of which such transferees, successors and assigns shall be deemed to be a party hereto for all purposes hereof).

          10.12  Notices.  Any notices or other communications required or
                 -------
permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by telecopier, Federal Express (or similar courier service), or registered or certified mail, postage prepaid, addressed as follows:

          If to Cytogen, to it at:

               Cytogen Corporation
               600 College Road East
               Princeton, NJ 08540-5308
               Attention: President
               Fax No. (609) 951-9298

          If to Elan, to it at:

               Elan Corporation plc
               Monksland
               Athlone, County Westmeath
               Ireland
               Fax No. 011-353-902-92427

               Attention: President


          Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) three business days after being sent by Federal Express or a similar overnight courier service, if sent by Federal Express or such similar courier service, (c) one business day after being delivered, if delivered by telecopier and (d) five business days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to the other party hereto.

          10.13  Counterparts.  This Agreement may be executed in any number of
                 ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

          10.14  Governing Law.  This Agreement shall be governed by and
                 -------------
construed in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be performed in that state, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

                                 CYTOGEN CORPORATION

                                 By: /s/ Thomas J. McKearn
                                    -----------------------------

                                 Title: President and CEO



                                 ELAN CORPORATION plc

                                 By: /s/ Thomas Lynch
                                    ----------------------------

                                 Title: Chief Financial Officer and
                                        Executive Vice President



LIST OF SCHEDULES
-----------------

SCHEDULE A     List of United States and Foreign Patent Applications related to the GDL technology